                                                                  Exhibit (8)(i)

                           JONES, DAY, REAVIS & POGUE
                                  North Point
                              901 Lakeside Avenue
                               Cleveland OH 44114


                                                 September 3, 1999



Cooper Tire & Rubber Company
701 Lima Avenue
Findlay, Ohio  45840


Gentlemen:

                  You have requested our opinion regarding the applicability of
Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended ("Code"), to the statutory merger pursuant to the Ohio General Corporation Law and the General Corporation Law of the State of Delaware (the "Merger") of The Standard Products Company, an Ohio corporation ("Standard"), with and into Cooper Tire & Rubber Company, a Delaware corporation ("Cooper"), pursuant to Article I of the Agreement and Plan of Merger, dated as of July 27, 1999, by and among Cooper, CTB Acquisition Company, an Ohio corporation and a wholly-owned subsidiary of Cooper ("CTB Acquisition"), and Standard (the "Merger Agreement"). In addition, you have also requested our opinion regarding the U.S. federal income tax implications to Standard of the Merger that will be effected pursuant to Article I of the Merger Agreement.

                  This opinion is being delivered to you pursuant to Section 6.3(c) of the Merger Agreement and addresses solely the U.S. federal income tax issues referred to above that relate to the Stock Election Merger. This opinion does not address the U.S. federal income tax consequences to Cooper, CTB Acquisition or Standard of the Alternative Merger. Capitalized terms used but not defined herein shall have the same meanings as ascribed to such terms in the Merger Agreement.

                  For purposes of rendering this opinion, we have examined such existing documents and records of Cooper and Standard as we have deemed necessary or appropriate, as well as the Merger Agreement, other documents relating to the Merger, and the proxy statement-prospectus which Standard will send to its shareholders in connection with the special meeting of shareholders at which the Merger will be approved. We assume that the Merger Agreement and each of the other executed or finalized documents that we examined in connection with this matter have not been, and will not be, amended prior to the Effective Time. We confirm, also, that in rendering our opinion in this matter, we have examined fully all such matters of law as in

                                                      JONES, DAY, REAVIS & POGUE

Cooper Tire & Rubber Company
September 3, 1999
Page 2


our judgment we deemed necessary or appropriate to enable us to opine on the questions that you have asked us to consider.

                  In rendering the opinion that follows, we have, with your permission, assumed that

                  (1) The first discussions that representatives of Cooper had with representatives of Standard regarding the possibility of the two companies' engaging in some form of business combination occurred on March 24, 1999;

                  (2) The Stock Election Merger was proposed, and will be undertaken, by Cooper in order to further Cooper's long-term business strategy of expanding the global presence and the global capabilities of its engineered products division ("EPD"), which objective the Stock Election Merger will facilitate by enabling Cooper, following the Stock Election Merger, to integrate the operations of Standard's and its subsidiaries' 38 manufacturing facilities and five technical centers, which are located in the United States and in eight other countries, into EPD;

                  (3) Standard has not, directly or indirectly, purchased or otherwise acquired any shares of Company Common Stock since March 15, 1999;

                  (4) Standard is not, and within the last five years has not been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Internal Revenue Code of 1986, as amended;

                  (5) The Stock Election Merger will be consummated in accordance with, and pursuant to the terms of,
                           Article 1 of the Merger Agreement;

                  (6) The aggregate amount of Cash Consideration distributed by Cooper to shareholders of Standard in the Stock Election Merger will not exceed fifty-five percent (55%) of the sum of the aggregate amount of such Cash Consideration and the aggregate value of the shares of Survivor Common Stock issued by Cooper to shareholders of Standard in the Stock Election Merger, valued at the Mean Closing Date Price;

                  (7) At the Effective Time, Standard will not hold any debt instruments or obligations of Cooper which Standard acquired or purchased prior to the Effective Time at a discount;

                                                      JONES, DAY, REAVIS & POGUE

Cooper Tire & Rubber Company
September 3, 1999
Page 3


                  (8) Neither Cooper nor any of its subsidiaries will, prior to the Effective Time, purchase or otherwise acquire any shares of Company Common Stock;

                  (9) Following the Stock Election Merger, Cooper will continue to own and operate one or more of the historic businesses which Standard, immediately prior to the Effective Time, will be engaged in directly, or Cooper will use in its EPD business a significant portion of the historic business assets which Standard will own directly immediately prior to the Effective Time; and

                  (10) Following the Effective Time, Cooper has no plan or intention to purchase or otherwise acquire, either directly or through a subsidiary of Cooper, any shares of Survivor Common Stock other than (i) any such shares which Cooper may from time to time purchase in the open market pursuant to its May 5, 1997 common stock repurchase program and in accordance with the share limit authorized by Cooper's Board of Directors on May 5, 1997, and (ii) any such shares which Cooper may from time to time purchase in privately negotiated transactions from persons or individuals who were shareholders of Cooper prior to the Effective Time, were not shareholders of Standard at the Effective Time, and did not increase their respective holdings of Survivor Common Stock after the Effective Time, and Cooper will not, in any event, for a period of twenty-four months following the Effective Time, directly or indirectly, purchase or acquire any shares of Survivor Common Stock other than pursuant to its May 5, 1997 stock repurchase program and the privately negotiated transactions referred to above.

                  Based upon the foregoing, we are of the opinion that:

                  (a) The Merger of Standard with and into Cooper pursuant to Article I of the Merger Agreement will constitute a "reorganization" within the meaning of Section 368(a)(1)(A) of the Code; and

                  (b) Standard will not recognize any gain or loss as a result of the Merger of Standard with and into Cooper pursuant to Article I of the Merger Agreement.

                  In rendering this opinion, we have assumed that the assumptions set forth in paragraphs (1) through (10) above are, and at the Effective Time will be, accurate in all material

                                                      JONES, DAY, REAVIS & POGUE

Cooper Tire & Rubber Company
September 3, 1999
Page 4

respects, but we confirm to you that we have made no independent investigation or inquiry whatsoever with respect to the accuracy of the matters set forth in those assumptions. It should be noted in this regard that any change in the matters recited in those assumptions could materially affect our opinion as expressed herein and possibly render such opinion inapplicable for purposes of determining the U.S. federal income tax characterization of the Merger and the treatment to be accorded Standard under the Code as a result of the Merger.

                  Our opinion is based on the relevant provisions of the Code and on administrative interpretations, judicial decisions and regulations thereunder or pertaining thereto as in effect on the date of this letter. These authorities are subject to change, which could be either prospective or retroactive in nature, and we can provide no assurance as to the effect that any such change may have on the opinion that we have expressed above.

                  This opinion is being furnished to you solely for the benefit of Cooper. We hereby consent to the filing of this opinion as Exhibit (8)(i) to the Registration Statement filed by Cooper on Form S-4, and to the reference to our Firm under the caption "Legal Matters" in the proxy statement - prospectus constituting part of the Registration Statement.

                                                Very truly yours,



                                                /s/ Jones, Day, Reavis & Pogue